Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER FISCAL 2020 RESULTS

•GAAP earnings per diluted share from continuing operations of $0.53 were unchanged sequentially, while adjusted earnings per diluted share from continuing operations of $0.59 increased 11%
•Gross margin increased 3% sequentially to $225.3 million
•Americas Mills metal margin rose $17 per ton sequentially; segment achieved best conversion cost in two years. Americas Fabrication generated highest quarterly adjusted EBITDA in nearly 12 years
•Generated cash from operations of $278 million, bringing year-to-date total to $532 million

        Irving, TX - June 18, 2020 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal third quarter ended May 31, 2020. Third quarter earnings from continuing operations were $64.2 million, or $0.53 per diluted share, on net sales of $1.3 billion, compared to prior year period earnings from continuing operations of $78.6 million, or $0.66 per diluted share, on net sales of $1.6 billion.

During the third quarter of fiscal 2020, we incurred a $6.2 million net after-tax charge for facility closure expenses and asset impairments primarily related to the curtailment of a west coast fabrication facility. This decision was made in accordance with our ongoing network optimization efforts and is expected to provide cost benefits in future periods. Excluding these expenses, adjusted earnings from continuing operations for the three months ended May 31, 2020 were $70.4 million, or $0.59 per diluted share, as detailed in the non-GAAP reconciliation on page 12. This compares to adjusted earnings from continuing operations of $0.67 per diluted share for the three months ended May 31, 2019.

        Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "While the effects of the COVID-19 crisis impacted our business throughout the third quarter, CMC acted early and swiftly to ensure the safety of our employees, the continuity of our operations, and the uninterrupted service to our customers. Our entire organization can be proud of these efforts and their results. We were able to keep our workforce fully employed and safe. We also avoided any meaningful disruptions to operations and experienced no loss of productivity, while closely following CDC guidelines at all of our locations."

        Ms. Smith continued, “In the face of unprecedented global uncertainty, we concentrated our focus on the elements of our business within our direct control. Because of these efforts, CMC achieved sequential earnings growth while increasing our market share in many products, continuing to reduce our operating costs, and further

(CMC Third Quarter Fiscal 2020 - Page 2)

strengthening our balance sheet. Our success during the quarter underscores several of CMC’s best qualities – a robust business model, focus on providing best-in-class customer service, and commitment to our employees."

        The Company's liquidity position as of May 31, 2020 strengthened further, with cash and cash equivalents of $462.1 million and availability under the Company's credit and accounts receivable facilities of $604.2 million.

        On June 16, 2020, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on July 6, 2020. The dividend will be paid on July 20, 2020, and marks 223 consecutive quarterly dividend payments.

Business Segments - Fiscal Third Quarter 2020 Review
        Our Americas Recycling segment recorded an adjusted EBITDA loss of $1.7 million for the third quarter of fiscal 2020, compared to adjusted EBITDA of $12.3 million for the prior year quarter. The reduction reflected a challenging environment of lower shipments and decreasing average selling prices. Volumes were impacted by sharply reduced demand from third party mill customers. Inflows of material to our yards were slowed by broadly weak manufacturing activity, and low prices that disincentivized collection of obsolete scrap. Compared to the year ago period, ferrous shipping volumes and selling prices were down 21% and 15%, respectively.

 Our Americas Mills segment recorded adjusted EBITDA of $133.2 million for the third quarter of fiscal 2020, a decrease of 16% compared to adjusted EBITDA of $158.1 million for the third quarter of fiscal 2019. Despite the impact of COVID-19 on the U.S. economy, volumes declined only 4% compared to the prior year period due to continued strength in construction activity. Metal margins contracted by $19 per ton year-over-year, as a reduction in average selling price of $64 per ton was only partially offset by lower scrap costs. Results in the third quarter of fiscal 2020 benefited from our best conversion cost performance since our November 2018 rebar asset acquisition. Conversion costs per ton were 7% below the post-acquisition average.

        Our Americas Fabrication segment recorded adjusted EBITDA of $31.9 million for the third quarter of fiscal 2020, marking a significant improvement from an adjusted EBITDA loss of $23.3 million for the third quarter of fiscal 2019, primarily due to expanded selling price margins over rebar cost. The third quarter of fiscal 2020 marks the segment's best quarterly profit performance in nearly 12 years, and highlights the beneficial impact of the fixed price contract backlog of our fabrication business during a period of economic slowdown. As in prior quarters, third quarter adjusted EBITDA did not include the benefit of the purchase accounting adjustment related to amortization of the acquired unfavorable contract backlog reserve of $4.4 million. The trend of year-over-year increases in selling price continued during the quarter, as we shipped at an average price of $966 per ton. This represented a significant rise of $41 per ton, or 4%, compared to the prior year period. Backlog remains very strong in relation to both quantity and pricing.

(CMC Third Quarter Fiscal 2020 - Page 3)

        Our International Mill segment in Poland recorded adjusted EBITDA of $14.3 million for the third quarter of fiscal 2020, compared to adjusted EBITDA of $24.1 million for the prior year quarter. Metal margins were impacted by continued import pressure. Despite market challenges caused by COVID-19, shipment volumes decreased only 1% on a year-over-year basis, driven by resilience in the Polish construction sector and market share gains in merchant products.

Outlook
        “We expect construction and infrastructure activity to remain resilient during our fiscal fourth quarter,” said Ms. Smith. “Our finished product volumes are supported by strong fabrication backlogs, which stood near record-high levels at May 31. Customers’ sentiment about their own summer construction workloads is also encouraging. CMC’s net debt-to-EBITDA ratio of 1.2x and substantial cash and equivalents on hand give us great confidence in our ability to withstand these challenging times, and provide us with significant flexibility in our capital allocation decisions.”

Conference Call
        CMC invites you to listen to a live broadcast of its third quarter fiscal 2020 conference call today, Thursday, June 18, 2020, at 11:00 a.m. ET. Barbara Smith, Chairman of the Board of Directors, President, and Chief Executive Officer, and Paul Lawrence, Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

About Commercial Metals Company
        Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, two rerolling mills, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements
        This news release contains or incorporates by reference a number of "forward-looking statements" within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies provided by our recent acquisitions, demand for our products, steel margins, the effect of the coronavirus ("COVID-19") and related governmental and economic responses thereto, the ability to operate our mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries,

(CMC Third Quarter Fiscal 2020 - Page 4)

U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

        Our forward-looking statements are based on management's expectations and beliefs as of the time this news release is filed with the Securities and Exchange Commission or, with respect to any document incorporated by reference, as of the time such document was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 and in Part II, Item 1A, Risk Factors of our subsequent Quarterly Reports on Form 10-Q as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our fabrication contracts due to rising commodity pricing; impacts from COVID-19 on the economy, demand for our products or our operations, including the responses of governmental authorities to contain COVID-19; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate, and integrate acquisitions and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, including trade measures, political uncertainties and military conflicts; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and

(CMC Third Quarter Fiscal 2020 - Page 5)

retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; civil unrest, protests and riots; new and clarifying guidance with regard to interpretation of certain provisions of the Tax Cuts and Jobs Act that could impact our assessment; and increased costs related to health care reform legislation.

(CMC Third Quarter Fiscal 2020 - Page 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands, except per ton amounts)	5/31/2020	2/29/2020	11/30/2019	8/31/2019	5/31/2019	5/31/2020	5/31/2019
Americas Recycling
Net sales	$203,155	248,084	222,261	268,447	289,015	673,500	878,099
Adjusted EBITDA	$(1,664)	5,754	3,417	4,235	12,331	7,507	37,889
Tons shipped (in thousands)
Ferrous	472	519	492	559	597	1,483	1,746
Nonferrous	47	58	57	61	60	162	182
Total tons shipped	519	577	549	620	657	1,645	1,928
Average selling price (per ton)
Ferrous	$215	226	182	217	252	208	263
Nonferrous	$1,748	2,044	1,983	1,998	2,047	1,937	2,009

Americas Mills
Net sales	$740,812	732,040	768,893	824,809	866,903	2,241,745	2,243,465
Adjusted EBITDA	$133,174	125,691	155,025	160,832	158,114	413,890	384,383
Tons shipped
Rebar	884	830	881	897	913	2,595	2,216
Merchant & Other	298	317	325	319	323	940	962
Total tons shipped	1,182	1,147	1,206	1,216	1,236	3,535	3,178
Average price (per ton)
Total selling price	$606	606	611	645	670	604	674
Cost of ferrous scrap utilized	$239	256	226	246	284	238	297
Metal margin	$367	350	385	399	386	366	377

Americas Fabrication
Net sales	$569,248	511,748	571,847	622,385	633,047	1,652,843	1,600,994
Adjusted EBITDA	$31,896	16,060	17,481	(13,151)	(23,289)	65,437	(109,863)
Tons shipped (in thousands)	427	366	413	448	469	1,206	1,184
Total selling price (per ton)	$966	984	976	963	925	976	886

International Mill
Net sales	$173,817	180,079	165,389	205,461	209,365	519,285	611,587
Adjusted EBITDA	$14,270	13,451	11,359	22,666	24,120	39,080	77,436
Tons shipped
Rebar	122	145	122	151	126	389	272
Merchant & Other	252	235	216	237	250	703	800
Total tons shipped	374	380	338	388	376	1,092	1,072
Average price (per ton)
Total selling price	$437	449	461	500	524	449	539
Cost of ferrous scrap utilized	$239	251	244	265	288	245	295
Metal margin	$198	198	217	235	236	204	244

(CMC Third Quarter Fiscal 2020 - Page 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
(in thousands)	Three Months Ended					Nine Months Ended
Net sales	5/31/2020	2/29/2020	11/30/2019	8/31/2019	5/31/2019	5/31/2020	5/31/2019
Americas Recycling	$203,155	$248,084	$222,261	$268,447	$289,015	$673,500	$878,099
Americas Mills	740,812	732,040	768,893	824,809	866,903	2,241,745	2,243,465
Americas Fabrication	569,248	511,748	571,847	622,385	633,047	1,652,843	1,600,994
International Mill	173,817	180,079	165,389	205,461	209,365	519,285	611,587
Corporate and Other	(345,349)	(330,988)	(343,682)	(378,097)	(392,458)	(1,020,019)	(1,048,148)
Total Net Sales	$1,341,683	$1,340,963	$1,384,708	$1,543,005	$1,605,872	$4,067,354	$4,285,997

Adjusted EBITDA from continuing operations
Americas Recycling	$(1,664)	$5,754	$3,417	$4,235	$12,331	$7,507	$37,889
Americas Mills	133,174	125,691	155,025	160,832	158,114	413,890	384,383
Americas Fabrication	31,896	16,060	17,481	(13,151)	(23,289)	65,437	(109,863)
International Mill	14,270	13,451	11,359	22,666	24,120	39,080	77,436
Corporate and Other	(30,894)	(23,235)	(27,477)	(29,337)	(27,305)	(81,606)	(111,005)

(CMC Third Quarter Fiscal 2020 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share data)	2020	2019	2020	2019
Net sales	$1,341,683	$1,605,872	$4,067,354	$4,285,997
Costs and expenses:
Cost of goods sold	1,116,353	1,364,242	3,385,963	3,735,168
Selling, general and administrative expenses	115,965	115,446	342,502	331,389
Interest expense	15,409	18,513	47,875	53,671
Asset impairments	5,983	15	6,513	15
	1,253,710	1,498,216	3,782,853	4,120,243

Earnings from continuing operations before income taxes	87,973	107,656	284,501	165,754
Income taxes	23,804	29,105	73,981	52,855
Earnings from continuing operations	64,169	78,551	210,520	112,899

Earnings (loss) from discontinued operations before income taxes	745	(190)	1,941	(808)
Income taxes (benefit)	180	(29)	581	109
Earnings (loss) from discontinued operations	565	(161)	1,360	(917)

Net earnings	$64,734	$78,390	$211,880	$111,982

Basic earnings per share*
Earnings from continuing operations	$0.54	$0.67	$1.77	$0.96
Earnings (loss) from discontinued operations	—	—	0.01	(0.01)
Net earnings	$0.54	$0.66	$1.78	$0.95

Diluted earnings per share*
Earnings from continuing operations	$0.53	$0.66	$1.75	$0.95
Earnings (loss) from discontinued operations	—	—	0.01	(0.01)
Net earnings	$0.54	$0.66	$1.76	$0.94

Average basic shares outstanding	119,192,962	118,045,362	118,828,870	117,762,945
Average diluted shares outstanding	120,278,741	119,145,566	120,277,737	119,013,014
*Earnings Per Share ("EPS") is calculated independently for each component and may not sum to Net EPS due to rounding

(CMC Third Quarter Fiscal 2020 - Page 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)	May 31, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$462,110	$192,461
Accounts receivable (less allowance for doubtful accounts of $8,661 and $8,403)	880,602	1,016,088
Inventories, net	644,887	692,368
Other current assets	157,390	179,088
Total current assets	2,144,989	2,080,005
Property, plant and equipment, net	1,513,469	1,500,971
Goodwill	64,126	64,138
Other noncurrent assets	232,303	113,657
Total assets	$3,954,887	$3,758,771
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$230,280	$288,005
Accrued expenses and other payables	363,066	353,786
Acquired unfavorable contract backlog	16,726	35,360
Current maturities of long-term debt and short-term borrowings	17,271	17,439
Total current liabilities	627,343	694,590
Deferred income taxes	129,571	79,290
Other noncurrent liabilities	243,511	133,620
Long-term debt	1,153,800	1,227,214
Total liabilities	2,154,225	2,134,714
Stockholders' equity	1,800,450	1,623,861
Stockholders' equity attributable to noncontrolling interests	212	196
Total stockholders' equity	1,800,662	1,624,057
Total liabilities and stockholders' equity	$3,954,887	$3,758,771

(CMC Third Quarter Fiscal 2020 - Page 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended May 31,
(in thousands)	2020	2019
Cash flows from (used by) operating activities:
Net earnings	$211,880	$111,982
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	124,104	117,617
Deferred income taxes and other long-term taxes	47,761	36,367
Stock-based compensation	21,975	17,350
Amortization of acquired unfavorable contract backlog	(18,676)	(58,202)
Asset impairments	6,513	15
Net gain on disposals of subsidiaries, assets and other	(5,476)	(1,334)
Other	1,933	651
Changes in operating assets and liabilities	141,819	(75,422)
Beneficial interest in securitized accounts receivable	—	(367,521)
Net cash flows from (used by) operating activities	531,833	(218,497)

Cash flows from (used by) investing activities:
Capital expenditures	(134,092)	(91,753)
Proceeds from the sale of property, plant and equipment	14,091	2,503
Acquisitions, net of cash acquired	(9,850)	(700,941)
Proceeds from insurance, sale of discontinued operations and other	974	6,298
Beneficial interest in securitized accounts receivable	—	367,521
Net cash flows used by investing activities:	(128,877)	(416,372)

Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	22,566	180,000
Repayments of long-term debt	(110,470)	(24,138)
Proceeds from accounts receivable programs	171,133	223,143
Repayments under accounts receivable programs	(171,285)	(209,363)
Dividends	(42,768)	(42,387)
Stock issued under incentive and purchase plans, net of forfeitures	(1,921)	(2,364)
Contribution from noncontrolling interests	16	10
Net cash flows from (used by) financing activities	(132,729)	124,901
Effect of exchange rate changes on cash	210	(341)
Increase (decrease) in cash, restricted cash and cash equivalents	270,437	(510,309)
Cash, restricted cash and cash equivalents at beginning of period	193,729	632,615
Cash, restricted cash and cash equivalents at end of period	$464,166	$122,306

Supplemental information:	Nine Months Ended May 31,
(in thousands)	2020	2019
Cash and cash equivalents	$462,110	$120,315
Restricted cash	2,056	1,991
Total cash, restricted cash and cash equivalents	$464,166	$122,306

(CMC Third Quarter Fiscal 2020 - Page 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Core EBITDA from Continuing Operations is a non-GAAP financial measure. Core EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before interest expense and income taxes (benefit). It also excludes recurring non-cash charges for depreciation and amortization, asset impairments and non-cash equity compensation. Core EBITDA from continuing operations also excludes certain material facility closure costs, amortization of acquired unfavorable contract backlog, acquisition and integration related costs and other legal fees, and the effect of purchase accounting adjustments on inventory. Core EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that Core EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, Core EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Core EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations to Core EBITDA from continuing operations is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2020	2/29/2020	11/30/2019	8/31/2019	5/31/2019	5/31/2020	5/31/2019
Earnings from continuing operations	$64,169	$63,596	$82,755	$85,880	$78,551	$210,520	$112,899
Interest expense	15,409	15,888	16,578	17,702	18,513	47,875	53,671
Income taxes	23,804	22,845	27,332	16,826	29,105	73,981	52,855
Depreciation and amortization	41,765	41,389	40,941	41,051	41,181	124,095	117,602
Asset impairments	5,983	—	530	369	15	6,513	15
Non-cash equity compensation	6,170	7,536	8,269	7,758	7,342	21,975	17,348
Amortization of acquired unfavorable contract backlog	(4,348)	(5,997)	(8,331)	(16,582)	(23,394)	(18,676)	(58,202)
Facility closure	1,863	—	6,339	—	—	8,202	—
Acquisition and integration related costs and other	—	—	—	6,177	2,336	—	35,781
Purchase accounting effect on inventory	—	—	—	—	—	—	10,315
Core EBITDA from continuing operations	$154,815	$145,257	$174,413	$159,181	$153,649	$474,485	$342,284

(CMC Third Quarter Fiscal 2020 - Page 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings (loss) from continuing operations before certain asset impairments, facility closure costs, acquisition and integration related and costs and other legal expenses and effect of purchase accounting adjustments on inventory, including the estimated income tax effects thereof. Additionally, we adjust adjusted earnings from continuing operations for the effects of the Tax Cuts and Jobs Act ("TCJA"). Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2020	2/29/2020	11/30/2019	8/31/2019	5/31/2019	5/31/2020	5/31/2019
Earnings from continuing operations	$64,169	$63,596	$82,755	$85,880	$78,551	$210,520	$112,899
Asset impairments	5,983	—	—	—	—	5,983	—
Facility closure	1,863	—	6,339	—	—	8,202	—
Acquisition and integration related costs and other	—	—	—	6,177	2,336	—	35,781
Purchase accounting effect on inventory	—	—	—	—	—	—	10,315
Total adjustments (pre-tax)	$7,846	$—	$6,339	$6,177	$2,336	$14,185	$46,096

Tax impact
TCJA impact	$—	$—	$—	$—	$—	$—	$7,550
Related tax effects on adjustments	(1,648)	—	(1,331)	(1,297)	(490)	(2,979)	(9,680)
Total tax impact	(1,648)	—	(1,331)	(1,297)	(490)	(2,979)	(2,130)
Adjusted earnings from continuing operations	$70,367	$63,596	$87,763	$90,760	$80,397	$221,726	$156,865

Adjusted earnings from continuing operations per diluted share	$0.59	$0.53	$0.73	$0.76	$0.67	$1.84	$1.32

Media Contact:
        Susan Gerber
        214.689.4300